UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 9, 2011

Ladies and Gentlemen:

The J. M. Smucker Company, an Ohio corporation (the “Company”), is writing to urge you to vote “AGAINST” the shareholder proposal submitted jointly by Trillium Asset Management, LLC and Calvert Asset Management Company, Inc. (together, the “Proponents”), which is included as Proposal 5 in the Company’s proxy materials for the 2011 Annual Meeting of Shareholders to be held on August 17, 2011. Proposal 5 requests that the Company’s Board of Directors provide a report to shareholders describing how the Company will manage the social and environmental risks and opportunities connected to the Company’s coffee business and supply chain within six months of the 2011 annual meeting. The Company is writing this letter in response to the letter that the Proponents sent to the Company’s shareholders on August 8, 2011.

As mentioned in the Company’s proxy materials, the Company has already published a corporate responsibility report that includes, among other matters, a discussion of how the Company will manage the social and environmental risks and opportunities associated with the Company’s coffee business and supply chain. A copy of the report is available on the Company’s website at www.smuckers.com or by sending an e-mail to jms.cr@jmsmucker.com. The Company submits that, in making the decision and expending time and resources to voluntarily publish a corporate responsibility report, it has taken appropriate action to address shareholder concerns in this area. Accordingly, the Company believes that adoption of the Proponents’ proposal is unnecessary, duplicative, and inappropriate.

In addition, the Proponents note in their letter that Institutional Shareholder Services, a proxy advisory firm, has recommended a vote in favor of their proposal. However, the Proponents fail to mention that two other proxy advisory firms, Egan-Jones Proxy Services and Glass, Lewis & Co., LLC, have both recommended votes against their proposal. In fact, in its report, Glass, Lewis & Co., LLC stated that they believe that the Proponents have not “fully demonstrated that the Company’s current sustainability practices pose an imminent threat to shareholder value, and that the production of this report is necessary as proposed.” Similarly, Egan-Jones Proxy Services noted in its report that they believe that the Company “has sufficiently addressed the viable concerns of the proposal, and [they] do not believe that implementation of the coffee sustainability report would justify the administrative costs and efforts, nor would it provide a corresponding meaningful benefit to the Company’s shareholders.”

Since its founding more than 110 years ago, the Company has considered environmental, economic, and social sustainability to be among its many responsibilities as a good corporate citizen. In recent years, the Company has taken a more structured approach to sustainability, with the intent of developing a more comprehensive view of our environmental, economic, and social impact to ensure that when we make business decisions we have a clear understanding of the benefits to, and potential impact on, our communities. We encourage you to read about the Company’s efforts in our inaugural corporate responsibility report and, in light of such recent efforts, to vote “AGAINST” Proposal 5.

Sincerely,

/s/ Timothy P. Smucker
Timothy P. Smucker
Chairman of the Board and
Co-Chief Executive Officer

/s/ Richard K. Smucker
Richard K. Smucker
Executive Chairman and
Co-Chief Executive Officer